Exhibit 99.1

iHeartMedia, Inc. Withdraws Full Year 2020 Guidance Due to COVID-19 Impact

San Antonio, TX, March 26, 2020 - iHeartMedia, Inc. (Nasdaq: IHRT) announced today that it is withdrawing its full-year 2020 financial guidance provided on its fourth quarter earnings call on February 27, 2020 due to heightened uncertainty related to the novel coronavirus pandemic (“COVID-19”), its impact on the operating and economic environment and related, near-term advertiser spending decisions.

“Given the ongoing uncertainty surrounding the duration and magnitude of the COVID-19 pandemic and its impact on the U.S. economy, we believe it is appropriate to withdraw our full-year 2020 guidance. While we cannot determine the full extent of COVID-19’s impact on our business at this time, we are monitoring this rapidly evolving situation closely and look forward to discussing our business in greater detail as part of our first quarter 2020 earnings results investor call,” said Bob Pittman, iHeart’s Chairman and Chief Executive Officer. “At iHeartMedia, our listeners rely on us as a trusted voice for companionship and calm and as a source for critically important information, especially during times of crisis and need, and we remain fully committed to fulfilling this mission.”
“iHeartMedia had a strong January and February before the effects of COVID-19 began to unfold into a global pandemic in early March. The challenges that COVID-19 has created for advertisers and consumers has impacted iHeart’s revenue in recent weeks, creating a less clear business outlook in the near term,” said Rich Bressler, iHeart’s President, Chief Operating Officer and Chief Financial Officer. “To maintain maximum financial flexibility during this period, we have drawn $350 million on our $450 million senior secured asset-based revolving credit facility (“ABL Facility”). We believe that the additional funds from drawing on our ABL Facility, in combination with our cash balance, provides us with a prudent level of liquidity at this time. We fully appreciate the unprecedented challenges posed by this crisis, however, we remain confident in our business, our employees and our strategy. With our experienced management team and our leadership position in the audio sector, we are committed to navigating this period while serving our audiences and other constituents.”

The company will provide an update on its first quarter earnings call.
Asset-based Revolving Credit Facility due 2023
On May 1, 2019, iHeartCommunications, Inc., a wholly-owned indirect subsidiary of iHeartMedia (“iHeartCommunications”), as borrower, entered into a Credit Agreement (the “ABL Credit Agreement”) with iHeartMedia Capital I, LLC, the direct parent of iHeartCommunications, as guarantor, certain subsidiaries of iHeartCommunications, as guarantors, Citibank, N.A., as administrative and collateral agent, and the lenders party thereto from time to time. The ABL Credit Agreement governs our ABL Facility, which has an aggregate principal amount of up to $450.0 million, with amounts available from time to time equal to the lesser of (a) the borrowing base and (B) the aggregate revolving credit commitments. As of December 31, 2019, iHeartCommunications had a facility size of $450.0 million, had no outstanding borrowings and had $48.1 million of outstanding letters of credit, resulting in $401.9 million of availability.
On March 13, 2020, iHeartCommunications drew $350.0 million principal amount under the ABL Facility as a precautionary measure to preserve iHeartCommunications’ financial flexibility in light of the current uncertainty in the global economy resulting from COVID-19. The proceeds will be available if needed to fund iHeartCommunications’ future working capital requirements or other general corporate purposes.
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of iHeartMedia, Inc. and its subsidiaries (the “Company”), to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements about the impact of COVID-19 on our business, the economic environment and our expected financial results. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other important factors, some of which are beyond our control and are difficult to predict.  Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: impacts from COVID-19; uncertain global economic conditions; increased competition; dependence upon the performance of on-air talent, program hosts and management; fluctuations in operating costs; shifts in population and other demographics; impact of our substantial indebtedness; legislative or regulatory requirements; regulations and concerns regarding privacy and data protection; and the other risks described in “Item 1A. Risk Factors” of iHeartMedia, Inc.’s Annual Reports on Form 10-K for the year ended December 31, 2019. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

About iHeartMedia
iHeartMedia is the number one audio company in the United States, reaching nine out of 10 Americans every month - and with its quarter of a billion monthly listeners, has a greater reach than any other media company in the U.S. The company’s leadership position in audio extends across multiple platforms including more than 850 live broadcast stations; streaming music, radio and on demand via its iHeartRadio digital service available across more than 250 platforms and 2,000 devices including smart speakers, digital auto dashes, tablets, wearables, smartphones, virtual assistants, TVs and gaming consoles; through its influencers; social; branded iconic live music events; and podcasts as the #1 commercial podcast publisher globally. iHeartMedia also leads the audio industry in analytics and attribution technology for its marketing partners, using data from its massive consumer base. iHeartMedia is a division of iHeartMedia, Inc. (Nasdaq: IHRT). Visit iHeartMedia.com for more company information.

For further information, please contact:
Media
Wendy Goldberg
Executive Vice President and Chief Communications Officer
(212) 377-1105
Investors
Kareem Chin
Senior Vice President and Head of Investor Relations
(212) 377-1336